Exhibit 99.1


                    Gold Banc Response to Information on the
                  Office of Thrift Supervision (OTS) Web Site

Leawood, Kansas - 06/04/04 (NASDAQ: GLDB) - Gold Banc is issuing this release in response to inquiries received regarding information set forth on the Office of Thrift Supervision's (OTS) Web site.

The inquiries pertain to the date that the OTS is due to reach a decision on applications submitted by Silver Acquisition. The applications were submitted for the purpose of acquiring Gold Banc, and for forming a federal savings bank that will be merged with and into Gold Banc's subsidiary bank, Gold Bank - Kansas. The OTS Web site states that the decision due date is September 6, 2004. This is the date on which the OTS would consider Silver Acquisition's applications under its standard processing guidelines.

The actual approval date may be earlier or later contingent upon factors including Silver Acquisition's submission date of additional information requested by the OTS. Silver Acquisition has informed Gold Banc that it is taking all actions within its disposal to expedite the processing of its applications. Gold Banc continues to be unable to predict whether regulatory approval will be received; or if such approval is received, the timing of receipt thereof, the expiration of any applicable waiting period thereafter, or the consummation of the merger.


   About Gold Banc

   Gold Banc Corporation, Inc. is a financial holding company headquartered in Leawood, Kansas with over $4.3 billion in assets. Gold Banc provides banking and wealth management services in Kansas, Missouri, Oklahoma, and Florida through 43 banking locations. Gold Banc is traded on NASDAQ under the symbol GLDB.

   Forward Looking Statements

   This release contains information and "forward-looking statements" which relate to matters that are not historical facts, including whether regulatory approval will be received or the timing thereof. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, but not limited to, the ability to obtain regulatory approval of the merger and those described in the periodic reports and other documents we file under the Securities Exchange Act of 1934, including under the captions "Forward-Looking Statements" and "Factors That May Affect Future Results of Operations, Financial Condition or Business."

   You should not place undue reliance on any forward-looking statements. We will not update these forward-looking statements, even though our situation may change in the future, unless we are obligated to do so under the federal securities laws.